ITEM 5.  OTHER EVENTS

Seal Holdings Corporation issued a press release today, the text of which reads as follows:

FOR IMMEDIATE RELEASE
June 2, 1998
Contact: 	James S. Goodner
(561) 833-5111


SEAL'S HEALTHCARE SUBSIDIARY SIGNS AGREEMENTS WITH MONSANTO HEALTH SOLUTIONS FOR DEVELOPMENT OF PHYSICIAN PRACTICE MANAGEMENT BUSINESS


(Palm Beach, FL.) Seal Holdings Corporation (NASDAQ:SEAH) announced today that its wholly-owned subsidiary, Primary Care Medical Centers of America, Inc. ("PCMC"), a musculoskeletal, multi-disciplinary physician practice management company with a planned assemblage of physicians and related practitioners, has entered into two agreements with Monsanto Health Solutions, a division of Monsanto Company (NYSE:MTC). These agreements are an important part of PCMC's plan to become one of the country's leading specialty healthcare firms. Reflecting its endorsement of PCMC's business plan, Monsanto Health Solutions has agreed, subject to certain performance and other conditions, to provide PCMC with interim funding in exchange for the opportunity to acquire up to $21 million of PCMC stock.

Monsanto announced yesterday its acquisition by American Home Products
(NYSE: AHP) in a deal valued at $33.5 billion. The proposed merger would create a $96 billion life-science company. Within Monsanto, Monsanto Health Solutions' activities include developing healthcare services and products linked together through common technologies, studies and information sources.

Seal's Chairman, Thomas M. Ferguson, stated, "We are very pleased to be working with Monsanto Health Solutions. PCMC's comprehensive approach to musculoskeletal care combined with Monsanto's emerging information technology, managed care contracting and physician networks position us for planned growth in the healthcare services industry."

Seal Holdings Corporation identifies, structures and finances developmental stage companies in growth industries.

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